As filed with the Securities and Exchange Commission on September 25, 1995

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         BAYPORT RESTAURANT GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                     FLORIDA
         (State or other jurisdiction of incorporation or organization)

                                   59-1827599
                      (I.R.S. employer identification no.)

     4000 HOLLYWOOD BOULEVARD, HOLLYWOOD, FLORIDA       33021
     (Address of principal executive offices)         (Zip code)

                        (a) Shares of Common Stock Issued
                            Upon the Exercise of Employee
                            Stock Options; and
                        (b) Shares Underlying Options
                            Granted to Key Employees,
                            Officers and Directors
                            (Full title of the Plan)

                                 David J. Connor
                             Chief Executive Officer
                         Bayport Restaurant Group, Inc.
                            4000 Hollywood Boulevard
                            Hollywood, Florida 33021
                     (Name and address of agent for service)

                                 (305) 967-6700
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                            Philip B. Schwartz, P.A.
                                Broad and Cassel
                                  Miami Center
                    201 South Biscayne Boulevard, Suite 3000
                              Miami, Florida 33131
                            Telephone: (304) 373-9437

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

(CALCULATION OF REGISTRATION FEE IS ON THE NEXT PAGE)

                                          CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM          PROPOSED MAXIMUM
 TITLE OF SECURITIES TO         AMOUNT TO BE          OFFERING PRICE PER        AGGREGATE OFFERING            AMOUNT OF
      BE REGISTERED               REGISTERED               SHARE(1)                    PRICE              REGISTRATION FEE

- --------------------------------------------------------------------------------------------------------------------------------
Common Stock,                     1,844,750                 $4.625                  $8,531,969                 $2,942
$.001 par value                     shares
- --------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low bid prices of the Company's Common Stock on September 21, 1995.

                         BAYPORT RESTAURANT GROUP, INC.
                              CROSS-REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K
                      Showing Location in the Prospectus of
                    Information Required by Items of Form S-3
                  Pursuant to General Instruction C of Form S-8


REGISTRATION STATEMENT                                                          CAPTION OR
ITEM NUMBER AND CAPTION                                                         LOCATION IN PROSPECTUS
- -----------------------                                                         ----------------------
 1. Forepart of Registration Statement and                                      Front Cover Page
    Outside Front Cover Page of Prospectus

 2. Inside Front and Outside Back Cover Pages                                   Inside Front and Outside Back Cover
    of Prospectus                                                               Pages of Prospectus

 3. Summary Information, Risk Factors and                                       Prospectus Summary; Risk Factors
    Ratio of Earnings to Fixed Charges

 4. Use of Proceeds                                                             Use of Proceeds

 5. Determination of Offering Price                                             Not applicable

 6. Dilution                                                                    Not Applicable

 7. Selling Security Holders                                                    Selling Shareholders

 8. Plan of Distribution                                                        Front Cover Page; Description of
                                                                                Securities to be Registered; Selling
                                                                                Shareholders and Plan of Distribution

 9. Description of Securities to be Registered                                  Description of Securities to be
                                                                                Registered

10. Interests of Named Experts and Counsel                                      Legal Matters; Experts

11. Material Changes                                                            Not Applicable

12. Incorporation of Certain Information by                                     Information Incorporated by Reference
    Reference

13. Disclosure of Commission Position on                                        Not Applicable
    Indemnification for Securities Act
    Liabilities


                                       (i)

PROSPECTUS                                                     1,844,750 SHARES

                         BAYPORT RESTAURANT GROUP, INC.

      Bayport Restaurant Group, Inc., a Florida corporation (the "Company"), is hereby registering for the account of certain selling shareholders (the "Selling Shareholders") up to 1,844,750 shares (the "Shares") of its common stock, $.001 par value per share (the "Common Stock") for sale in the public marketplace. Of these shares, 1,654,375 are issuable upon the exercise of outstanding stock options (the "Options") held by certain officers, directors and employees of the Company; and 190,375 were previously issued upon the exercise of stock options. The Shares may be offered from time to time and at any time by the Selling Shareholders on the over-the-counter market or otherwise at prices then prevailing or in private sales at fees to be negotiated. See "Selling Shareholders" and "Plan of Distribution."

      All proceeds from any sale of the Shares will inure to the benefit of the Selling Shareholders. The Company will not receive any of the proceeds from sales of the Shares. The Company will, however, receive the proceeds from the exercise of the Options. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders, including brokers' commissions, concessions or discounts, will be borne by the Selling Shareholders. See "Plan of Distribution."

      The Common Stock is listed on the National Association of Securities Dealers, Inc. National Market System ("NASDAQ-NMS") under the symbol "PORT." On September 21, 1995, the last sales price of the Common Stock was $4.625 per share.

      AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES ADMINISTRATOR, NOR HAS THE COMMISSION OR ANY STATE SECURITIES ADMINISTRATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is September 25, 1995

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., and at its following regional offices: 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Also, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

        The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete and, in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above.

        All of the reports required to be filed by the Company with NASDAQ or other information concerning the Company can be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

        (a) The Company's Annual Reports on Form 10-KSB for the years ended December 26, 1994, and December 25, 1993;

        (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 27, 1995;

        (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 26, 1995;

        (d) The Company's Proxy Statement dated April 17, 1995, for use at the Company's 1995 Annual Meeting of Shareholders; and

        (e) Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents described above (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in this Prospectus). Requests for such copies should be directed to Ruth Stack, Corporate Secretary, at the principal executive offices of the Company at 4000 Hollywood Boulevard, Hollywood, Florida 33021, telephone (305) 967-6700.

                               PROSPECTUS SUMMARY

        THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING NOTES) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, THE "COMPANY" REFERS TO BAYPORT RESTAURANT GROUP, INC., A FLORIDA CORPORATION, AND ITS SUBSIDIARIES. UNLESS OTHERWISE SPECIFICALLY INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF ANY OUTSTANDING WARRANTS OR OPTIONS TO PURCHASE SHARES OF COMMON STOCK. UNLESS OTHERWISE SPECIFICALLY INDICATED, ALL REFERENCES HEREIN TO THE COMMON STOCK REFLECT A ONE-FOR-FOUR REVERSE STOCK SPLIT EFFECTED BY THE COMPANY IN RESPECT OF ITS COMMON STOCK ON AUGUST 18, 1993. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                   THE COMPANY

        The Company operates full service "Crab House" seafood restaurants and "Capt. Crab's Take-Away" seafood restaurants. The Company also operates a seafood processing facility that provides the Company's restaurants with crab products and sells crab products on a wholesale basis.

        At present, the Company operates 13 "Crab House" full service seafood restaurants. The Company has leased sites and/or commenced construction on an additional three "Crab House" restaurants, all of which are expected to be opened by the end of 1995. The Company's current expansion plan also calls for the opening of between seven and nine additional "Crab House" restaurants during 1996.

        Of the Company's presently opened "Crab House" restaurants, seven are located in Florida (Miami, Ft. Lauderdale, Boca Raton, Key West, Plantation and Orlando), two are located in the Atlanta, Georgia area, two are located in Myrtle Beach, South Carolina, one is located in Biloxi, Mississippi and one is located in Chicago, Illinois. Of the three "Crab House" restaurants presently under construction, one is located in Aventura, Florida, one is located in Gulfport, Mississippi and one is located in New York (Manhattan). Three of the Company's restaurants are or will be located in hotels (Key West, Biloxi, and Gulfport). In these restaurants, in addition to operating the restaurant, the Company also provides hotel food service and banquet operations.

        The Company's "Crab House" restaurants serve a broad selection of crab, shrimp and seafood-entrees. Each restaurant also features a distinctive seafood salad bar. The restaurants range in size from approximately 4,000 square feet to 14,000 square feet and operate in both tourist and convention markets and densely populated areas with upper middle income demographics.

        At present the Company operates five "Capt. Crab's Take-Away" restaurants, three in Florida and two (recently opened) in Maryland.

        The Company's "Capt. Crab's Take-Away" restaurants feature garlic crabs, steamed crabs and other seafood entrees served with a selection of side dishes. The facilities each have a drive-thru pick up window. The Florida restaurants are each approximately 1,500 to 2,000 square feet with little or no interior seating. The two Maryland restaurants are approximately 3,000 square feet with interior seating.

        The Company's executive offices are located at 4000 Hollywood Boulevard, Hollywood, Florida 33021. Its telephone number is (305) 967-6700.

                                  THE OFFERING

        This Prospectus relates to the offering of up to 1,844,750 shares of Common Stock. These shares of Common Stock consist of 1,654,375 shares issuable upon the exercise of the Options and 190,375 shares previously issued upon the exercise of stock options.

                                 USE OF PROCEEDS

        The Company will receive none of the proceeds from sales of the Shares by the Selling Shareholders. Any proceeds received by the Company upon the exercise of options will be used for working capital. See "Use of Proceeds."

                            COMMON STOCK OUTSTANDING

        As of March 30, 1995, the Company has outstanding 9,474,667 shares of Common Stock and 2,446,249 shares of Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock is convertible into 1/4 of one share of Common Stock (or into 611,562 shares of Common Stock in the aggregate). Additionally, at that date, there were outstanding options and warrants to purchase 2,799,836 shares of Common Stock (including the Options).

                              PLAN OF DISTRIBUTION

        The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the NASDAQ-NMS, or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions).

        The Selling Shareholders may also sell such shares pursuant to Rule 144 promulgated under the Act, or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Shareholders and any broker-dealers that act in connection with the sale of Common Stock might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Act and any commissions received by them and any profit on the resale of the shares might be deemed to be underwriting discounts or commissions under the Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Act.

                             SUMMARY FINANCIAL DATA

        THE SUMMARY FINANCIAL DATA SET FORTH BELOW IS DERIVED FROM THE AUDITED FINANCIAL STATEMENTS FOR EACH OF THE TWO YEARS ENDED DECEMBER 1994 AND 1993, THE UNAUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1992 AND UNAUDITED STATEMENTS FOR EACH OF THE SIX MONTHS ENDED JUNE 1995 AND 1994, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. SUCH INFORMATION SHOULD BE
READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS INCLUDING THE NOTES THERETO.

STATEMENT OF INCOME DATA

                                              SIX MONTHS
                                              ENDED JUNE,                            YEARS ENDED DECEMBER,
                                           ----------------                          ---------------------
                                        1995               1994            1994              1993              1992
                                        ----               ----            ----              ----              ----
REVENUES
Restaurant sales                    $22,306,414        $17,165,918      $33,735,307       $23,799,997      $18,240,992
Processing plant sales                3,401,041          1,684,972        4,511,097         2,625,961        1,859,063
Interest and other                       55,790            190,741          243,740           568,457          732,843
                                    -----------         ----------      -----------       -----------      -----------
    Total Revenues                   25,763,245         19,041,631       38,490,144        26,994,415       20,832,898

COSTS AND EXPENSES
Cost of sales                         7,817,352          6,012,497       12,150,640         8,299,384        6,354,837
Payroll and related expenses          5,272,595          4,136,720        8,269,479         5,997,628        4,619,087
Other operating expenses              3,392,422          2,730,298        5,596,002         4,122,028        3,177,090
Occupancy and related expenses        1,805,006          1,419,177        2,739,770         2,096,768        1,589,848
Processing plant cost of sales and
 operating expenses                   3,633,109          1,690,291        4,444,153         2,625,038        1,820,063
Restaurant opening expenses             215,710             90,102          286,635            80,794           25,000
General and administrative            2,109,211          1,737,700        3,381,316         2,295,134        1,930,398
Interest expense                           -                68,035           39,861           212,512          266,795
Net loss on investment securities          -                  -             248,768              -               -
                                    -----------         ----------      -----------       -----------      -----------
  Total costs and expenses           24,245,405         17,884,820       37,156,624        25,729,286       19,783,118

Income from operations                1,517,840          1,156,811        1,333,520         1,265,129        1,049,780

Provision for income taxes             (516,066)          (323,907)        (393,695)            -                 -
Minority interest in net
  earnings of subsidiary                   -                  -                -             (121,765)        (175,921)
Cumulative effect of accounting
  change                                   -                  -                -              223,295             -
                                    -----------         ----------      -----------       -----------      -----------

Net earnings                        $ 1,001,774        $   832,904      $   939,825       $ 1,366,659      $   873,859
                                    ===========        ===========      ===========       ===========      ===========

Net income per Common Share         $       .10        $       .08      $       .09       $       .18      $       .17
                                    ===========        ===========      ===========       ===========      ===========

Weighted Average Shares
  Outstanding                        10,387,899         10,440,448       10,434,240         7,427,614        5,159,516
                                     ==========         ==========       ==========        ==========      ===========

BALANCE SHEET DATA
                                                     JUNE 26, 1995                      DECEMBER 26, 1994
                                                     -------------                      -----------------
Working capital                                      $5,473,798                            $8,080,942
Current Assets                                        9,986,770                            10,715,075
Total assets                                         35,625,278                            28,526,198
Current liabilities                                   4,512,972                             2,634,133
Long Term Liabilities                                 8,454,732                             4,778,228
Stockholders' equity                                 22,069,458                            21,006,587

                                  RISK FACTORS

         INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A DEGREE OF RISK AND SHOULD BE REGARDED AS SPECULATIVE. IT IS IMPOSSIBLE TO FORESEE AND DESCRIBE ALL THE RISKS AND BUSINESS, ECONOMIC AND FINANCIAL FACTORS WHICH MAY AFFECT THE COMPANY. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, IN ADDITION TO MATTERS SET FORTH ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING FACTORS BEFORE INVESTING IN THE SECURITIES.

         EXPANSION PLANS. The Company is pursuing an aggressive growth strategy and its success is dependent upon its ability to open and operate new restaurants on a profitable basis, particularly in new markets, and to manage effectively the resulting larger business. In order to meet its expansion goals, the Company must be able to locate and acquire attractive restaurant sites, attract and retain competent personnel and open new restaurants on a timely and cost-efficient basis. There can be no assurance that the Company's expansion program will be successful.

         DEPENDENCE ON SITE SELECTION. The Company believes that site selection is critical to the success of its restaurant expansion plans. There can be no assurance that the Company will be able to locate and acquire attractive sites to meet its expansion goals.

         CAPITAL REQUIREMENTS FOR EXPANSION PROGRAM. To date, the Company's expansion program has been funded from the proceeds of a private placement completed in 1993 and from existing bank lines of credit. The Company believes that it can open all of the restaurants scheduled to be opened during 1995 and several of the restaurants scheduled to be opened during 1996 without additional financing. However, in order to complete its 1996 expansion program, and continue expansion of the Company's restaurant chain during periods beyond 1996, the Company will require additional capital. The Company intends to seek to raise additional capital during the first half of 1996. While the Company anticipates that it will be able to raise the capital required to continue its expansion program during future periods, there can be no assurance of this fact. To date, no commitments for funding have been received by the Company.

         LIMITED NUMBER OF RESTAURANTS IN OPERATION; GEOGRAPHIC CONCENTRATION. There are currently 13 full-service "Crab House" restaurants and five "Capt. Crab's Take-Away" restaurants in operation. Of the existing restaurants, ten are located in Florida. Consequently, the results achieved to date by the Company's restaurants may not be indicative of the prospects or market acceptance of a larger number of restaurants, particularly in wider and more geographically dispersed areas with varied demographic characteristics. In addition, because of the Company's relatively small restaurant base, an unsuccessful new restaurant could have a more significant effect on the Company's results of operations than would be the case in a larger restaurant chain.

         SEAFOOD MENU; UNCERTAINTY OF MARKET ACCEPTANCE. The Company's restaurants have an extensive menu comprised primarily of seafood items. There can be no assurance that the Company's concept will achieve significant market acceptance in new markets. Moreover, a decline in the sale of seafood products due to industry trends, change in consumer preferences, increased prices or other reasons, could adversely impact the Company.

         COMPETITION IN THE RESTAURANT INDUSTRY. The restaurant industry is highly competitive and the Company competes with numerous other restaurants and food service operations, many of which have greater financial resources and more experienced personnel than the Company and many of which are better established in the markets where the Company's restaurants are to be located. In addition, the restaurant industry can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of food and increases in the number of, and particular locations of, competing restaurants. Factors such as inflation, increases in food, labor and energy costs and the availability of an adequate number of hourly-paid employees also affect the restaurant industry generally and the Company's restaurants in particular. There can be no assurance that the Company can compete successfully in any given market or overall with its competitors.

         DEPENDENCE UPON KEY AND OTHER PERSONNEL. The success of the Company will be highly dependent on the efforts of its key personnel, including David J. Connor, its Vice Chairman and Chief Executive Officer, and William D. Korenbaum, its President and Chief Operating Officer. In order to implement successfully its proposed expansion and manage anticipated growth, the Company will be dependent upon its ability to retain existing and hire additional qualified personnel. Competition for such personnel is intense and, accordingly, there can be no assurance that the Company will be able to retain or hire necessary personnel. The Company will also be dependent on its ability to hire and train a significant number of hourly employees. While the Company has never experienced a problem in hiring hourly restaurant personnel, there can be no assurance that such a problem will not arise in the future and, in such event, a shortage of hourly restaurant personnel could have an adverse effect on the Company.

         GOVERNMENT REGULATION. The restaurant business is subject to extensive federal, state and local regulation relating to the development and operation of restaurants, including regulations relating to building and zoning requirements, preparation and sale of food, and laws governing the Company's relationship with its employees, including minimum wage requirements, unemployment taxes and sales taxes, overtime and working conditions and citizenship requirements. The failure to obtain or retain required licenses, or a substantial increase in the minimum wage rate, could adversely affect the operations of the Company's restaurants.

         NO DIVIDENDS ANTICIPATED. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying dividends on its shares in the foreseeable future, inasmuch as it expects to employ all available cash in the growth of its business.

         CERTAIN PROVISIONS IN THE ARTICLES OF INCORPORATION. The Company's Articles of Incorporation include provisions designed to discourage attempts by others to acquire control of the Company without negotiation with the Board, and to attempt to insure that such transactions are on terms favorable to all of the Company's shareholders. For various reasons, however, these provisions may not always be in the best interest of the Company or its shareholders. Further, the Company's By-laws include provisions which are intended to provide for limitation of liabilities of officers and directors in certain circumstances and for indemnification of officers and directors against certain liabilities.

         POTENTIAL FUTURE RULE 144 SALES. There are approximately 1,400,000 shares of "restricted" Common Stock outstanding. Significantly all of these shares may be sold under Rule 144 under the Act.

Under Rule 144, a person who has held "restricted securities" for a period of two years may sell a limited number of such shares in the public market. Sales made pursuant to Rule 144 by the Company's existing shareholders may have a depressive effect on the price of the shares of Common Stock in the public market. Such sales could also adversely affect the Company's ability to raise capital at that time through the sale of its equity securities.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered by the Selling Shareholders. Any net proceeds received by the Company upon the exercise of the Options will be used for working capital.
See "Description of Securities."

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

          The securities being registered for sale in the public market are: (i) shares of Common Stock which were previously issued to certain of the Selling Shareholders upon the exercise of outstanding stock options; and (ii) shares of Common Stock issuable to certain of the Selling Shareholders upon the exercise of the Options. The Options were granted under the Company's: (i) 1985 Stock Option Plan; (ii) 1993 Stock Option Plan; (iii) 1995 Stock Option Plan; and (iv) outside of any stock option plan.

                              SELLING SHAREHOLDERS

          Resales and reoffers of the Shares registered hereby must be accompanied by a copy of this Prospectus, in the case of persons who may be deemed to be "affiliates" within the meaning of Rule 405 promulgated under the Act, or must be effected through an exemption from registration, such as pursuant to Rule 144. Rule 405 effectively defines affiliates as persons who "directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with" the Company. This includes directors, officers, and significant (5% or greater) shareholders. Non-affiliates may freely resell and reoffer their shares of the Common Stock to the public.

          The shares of Common Stock being registered for sale by the Selling Shareholders who are "affiliates" of the Company are set forth below. This Prospectus will be supplemented to reflect additional options granted to "affiliates" in the future, the shares issuable upon exercise thereof of which are registered hereunder.

                                      SHARES BENEFICIALLY                                     SHARES BENEFICIALLY
                                     OWNED BEFORE OFFERING                                   OWNED AFTER OFFERING
                                   ------------------------                                 ---------------------
NAME                               NUMBER        PERCENT(1)          SHARES OFFERED          NUMBER     PERCENT(1)
- ----                               ------        ----------          --------------          ------     ----------
Arthur H. Kaplan(2)                  552,361          5.4                  71,500            480,861         4.7

David J. Connor(3)                   812,311          7.5                 668,750(4)         143,561         1.3

William D. Korenbaum(5)              825,000          7.7                 706,250(6)         118,750         1.1

Aloysius D. Rossi(7)                 154,066          1.5                  20,000            134,066         1.3

Martin Rudolph(8)                     99,783           *                   21,500             78,283          *

Albert A. Clapps(9)                  147,033          1.4                  20,000            127,033         1.3

Robert Stetson(10)                    30,625           *                   15,000             15,625          *

Thomas R. Hitchner(11)                25,480           *                   12,500             12,980          *

Dennis Snuszka(12)                   149,250          1.0                 149,250(13)              0          *

Anne Catz(14)                         27,563           *                   26,250(15)          1,313          *

Ruth Stack(16)                        26,312           *                   25,000(17)          1,312          *

Paul Seidman(18)                      40,840           *                   38,750              2,100          *

Mike Flanagan(19)                      7,500           *                    7,500                  0          *

Vance Roper(19)                        7,500           *                    7,500                  0          *

Dave Kirincic(19)                      7,500           *                    7,500                  0          *

Robert Stryker(20)                    47,500           *                   47,500                  0          *
                                                                       ----------
                                                                        1,844,750
                                                                       ==========

- -------------------------
*  Less than one percent.

(1) Based upon 10,086,229 shares outstanding, plus as to each person, the exercise of other options, whether or not presently vested.

(2) Includes: (i) 295,236 shares beneficially owned by the Hirsh Family Trust (Mr. Kaplan serves as one of three trustees of the Trust and, as such, under federal securities laws shares the power to vote and dispose of the securities held by the Trust. Mr. Kaplan otherwise disclaims beneficial ownership over securities owned by the Trust); (ii) 71,500 shares which may be acquired on the exercise of outstanding options, of which 49,000 are presently exercisable or to become exercisable within 60 days after the date hereof; (iii) 16,875 shares owned by Astor Weiss, Kaplan & Rosenblum (Mr. Kaplan is a partner in Astor, Weiss, Kaplan & Rosenblum); (iv) 39,375 shares owned by Arthur Kaplan, as Trustee for Alexander Kaplan; and (v) 39,375 shares owned by Arthur Kaplan, as Trustee for Max Kaplan. Mr. Kaplan may be deemed to be the beneficial owner of the securities described in (iii), (iv) and (v) above by virtue of his power to vote and dispose of these securities. Otherwise, except to the extent of his interest in Astor, Weiss, Kaplan & Rosenblum, Mr. Kaplan disclaims beneficial ownership of all of these securities. Mr. Kaplan is a director of the Company.

(3) Includes 653,750 shares underlying presently outstanding options, 253,750 of which may be acquired upon the exercise of currently exercisable options or upon the exercise of options which will become exercisable within the next 60 days. Mr. Connor is Chairman and Chief Executive Officer of the Company.

(4) Includes 15,000 shares which were previously issued upon the exercise of stock options and 653,750 shares underlying presently outstanding stock options.

(5) Includes 581,250 shares underlying presently outstanding options, 221,250 shares of which may be acquired upon the exercise of currently exercisable options or upon the exercise of options which will become exercisable within the next 60 days. Mr. Korenbaum is President and the Chief Operating and Financial Officer of the Company, and a member of the Company's Board of Directors.

(6) Includes 125,000 shares which were previously issued upon the exercise of options and 581,250 shares underlying presently outstanding options.

(7) Includes 20,000 shares underlying outstanding stock options, 15,500 of which may be acquired upon the exercise of currently exercisable options or options which will become exercisable within the next 60 days.
        Mr. Rossi is a director of the Company.

(8) Includes: (i) 78,283 shares owned by Hickory Road Investment Corporation ("Hickory Road"). Hickory Road is 50% owned by Mr. Rudolph. Mr. Rudolph is also an officer and director of Hickory Road; and (ii) 21,500 shares underlying outstanding stock options, 17,000 of which may be acquired upon the exercise of currently exercisable options or upon the exercise of options which will become exercisable within 60 days of the date hereof. Mr. Rudolph is a director of the Company.

(9) Includes 20,000 shares underlying outstanding stock options, 15,500 of which may be acquired upon the exercise of currently exercisable options or upon the exercise of options which will become exercisable within the next 60 days. Mr. Clapps is a director of the Company.

(10) Includes 15,000 shares underlying outstanding stock options, 9,000 of which may be acquired upon the exercise of currently exercisable options or upon the exercise of options which will become exercisable within the next 60 days. Mr. Stetson is a director of the Company.

(11) Includes 12,500 shares underlying outstanding stock options, 6,500 of which may be acquired upon the exercise of currently exercisable options or upon the exercise of options which will become exercisable within the next 60 days. Mr. Hitchner is a director of the Company.

(12) Includes 87,500 shares underlying presently outstanding options, 37,500 shares of which may be acquired upon the exercise of currently exercisable options or upon the exercise of options which will become exercisable within the next 60 days. Mr. Snuszka is Executive Vice President - Operations of the Company.

(13) Includes 61,750 shares which were previously issued upon the exercise of stock options and 87,500 shares underlying presently outstanding stock options.

(14) Includes 22,500 shares underlying presently outstanding options, 2,500 of which may be acquired upon the exercise of currently exercisable options or upon the exercise of options which will become exercisable within the next 60 days. Ms. Katz is Vice President - Marketing of the Company.

(15) Includes 3,750 shares which were previously issued upon the exercise of stock options and 22,500 shares underlying presently outstanding stock options.

(16) Includes 17,500 shares underlying presently outstanding options, 5,000 of which may be acquired upon the exercise of currently exercisable options or upon the exercise of options which become exercisable within the next 60 days. Ms. Stack is the Secretary of the Company.

(17) Includes 7,500 shares which were previously issued upon the exercise of stock options and 7,500 shares underlying presently outstanding stock options.

(18) Includes 38,750 shares issuable upon the exercise of outstanding stock options. Mr. Seidman is a Vice President of the Company.

(19)    Shares were previously issued upon the exercise of stock options.

(20) Includes 47,500 shares underlying presently outstanding stock options, 8,000 of which may be acquired upon the exercise of currently exercisable options or upon the exercise of options which will become exercisable within the next 60 days.

                              PLAN OF DISTRIBUTION

         The distribution of the shares of Common Stock by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market or on the NASDAQ system (or any exchange on which the Common Stock may then be listed) in negotiated transactions, through the writing of options (whether such options are listed on an Options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of shares for whom they may act as agent. The Selling Shareholders may also sell such shares pursuant to Rule 144 promulgated under the Act, or may pledge the shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Act.

         Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, the Selling Shareholders will be subject to prospectus delivery requirements under the Act. Furthermore, in the event of a "distribution" of the shares, such Selling Shareholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act, which Rule would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

         In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

         The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. The proceeds, if any, from the exercise of the Options will be received by the Company; no brokerage commissions or discounts will be paid in connection therewith.

                                  LEGAL MATTERS

         Broad and Cassel, a partnership including professional associations, Miami, Florida, has acted as counsel to the Company in connection with this offering, and has rendered an opinion as to the legality of the securities being offered hereby.

                                     EXPERTS

         The financial statements for the fiscal years ended December 1994 and 1993 and for each of the three years in the period ended December 26, 1994 included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given the authority of said firm as experts in auditing and accounting.

        No person has been authorized in connection with this offering to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of or that there has been no change in the affairs of the Company since such date. This Prospectus does not constitute an offer or solicitation in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction.

                                TABLE OF CONTENTS
                                                                           PAGE
Available Information....................................................... 2

Information Incorporated by Reference....................................... 2

Prospectus Summary.......................................................... 3

Risk Factors................................................................ 6

Use of Proceeds............................................................. 8

Description of Securities
   to be Registered......................................................... 8

Selling Shareholders........................................................ 9

Plan of Distribution........................................................12

Legal Matters...............................................................12

Experts.....................................................................13

                                1,844,750 SHARES

                                    BAYPORT
                             RESTAURANT GROUP, INC.

                                  Common Stock

                                   ----------
                                   PROSPECTUS
                                   ----------

                               SEPTEMBER 25, 1995

                                     PART II

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

           See "Information Incorporated by Reference" in the Prospectus.

ITEM 4.    DESCRIPTION OF SECURITIES.

           Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

           Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The Company's By-laws, as amended, contain a provision that would limit the scope of personal liability of directors for monetary damages for breach of certain duties. The provision is consistent with Section 607.0831 of the Florida Business Corporations Act which, among other reasons, is designed to encourage qualified individuals to serve as directors of Florida corporations by permitting a Florida corporation to limit director's liability for monetary damages for breach of duty of care.

           The indemnification provision in the Company's By-laws, as amended, is intended to protect the Company's directors against personal liability for breaches of their duty of care in certain circumstances. The provisions of the By-laws would absolve directors of liability for negligence in the performance of their duties, excluding gross negligence, breach of duty of loyalty to the corporation and shareholders and violations of Section 607.0831 of the Florida Business Corporations Act. Section 607.0831 provides that directors are personally liable for unlawful dividends or unlawful stock repurchases or redemptions. Further, the provision in the Company's By-laws would not limit or eliminate liability of directors arising in connection with causes of action brought under federal securities laws.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

           Not applicable.

ITEM 8.    EXHIBITS.

            5      Opinion of Broad and Cassel.

           23.1    Consent of Grant Thornton LLP.

           23.2    Consent of Broad and Cassel (included in Exhibit 5).

ITEM 9.    UNDERTAKINGS.

           The Company hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information in the registration statement.

           (2) That for the purpose of determining liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement relating to the securities offered, and to treat the offering of the securities at that time as the initial BONA FIDE offering thereof.

           (3) To file a post-effective amendment to remove from registration any of the securities which remain unsold at the termination of the offering.

           (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on this 31st day of August, 1995.

                                   BAYPORT RESTAURANT GROUP, INC.

                                   By: /S/ DAVID J. CONNOR
                                      -----------------------------------
                                      David J. Connor, Chairman and
                                      Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                              TITLE                                  DATE
         ---------                                              -----                                  ----
/S/DAVID J. CONNOR                                          Chairman and                            August 31, 1995
- ----------------------------------------               Chief Executive Officer
     David J. Connor

/S/WILLIAM D. KORENBAUM                           President and Chief Operating and                 August 31, 1995
- ----------------------------------------           Financial Officer and Director
     William D. Korenbaum

/S/DAVID KIRINCIC                              Controller and Chief Accounting Officer              August 31, 1995
- ----------------------------------------
     David Kirincic

/S/ALBERT A. CLAPPS                                           Director                              August 31, 1995
- ----------------------------------------
     Albert A. Clapps

/S/ARTHUR H. KAPLAN                                           Director                              August 31, 1995
- ----------------------------------------
     Arthur H. Kaplan

/S/ALOYSIUS D. ROSSI                                          Director                              August 31, 1995
- ----------------------------------------
     Aloysius D. Rossi


         SIGNATURE                                              TITLE                                  DATE
         ---------                                              -----                                  ----
/S/MARTIN RUDOLPH                                             Director                              August 31, 1995
- ----------------------------------------
     Martin Rudolph

THOMAS HITCHNER                                               Director                              August 31, 1995
- ----------------------------------------
     Thomas Hitchner

/S/ROBERT STETSON                                             Director                              August 31, 1995
- ----------------------------------------
     Robert Stetson
